Exhibit 99.1

McCLATCHY ANNOUNCES THIRD QUARTER DIVIDEND
Additional Operational Restructuring Undertaken

SACRAMENTO, CA, September 16, 2008 – The McClatchy Company (NYSE-MNI) today declared a regular quarterly cash dividend of $.09 (nine cents) per share, reducing the dividend by half from the second quarter 2008 dividend rate.  The third quarter dividend is payable October 6, 2008 to stockholders of record at the close of business on September 26, 2008.

Separately McClatchy announced an additional cost restructuring to reduce its workforce by about 10%, or approximately 1,150 full-time equivalent employee positions (FTE’s) as the company manages through today’s difficult advertising downturn and positions itself for future success in an increasingly competitive environment. McClatchy said roughly half of the staff reductions are coming through voluntary programs and managed attrition.  The company expects to achieve savings of $100 million over the next four quarters, excluding severance costs of approximately $20 million, from the staff reductions along with other savings initiatives. This represents a savings of more than 6% of total cash expenses based on cash expenses over the last 12 months.

The company is actively working to sustain editorial quality and meet its public service journalism obligations despite some staff reductions. Innovative sharing and staffing changes like the combining of sports and political reporting staffs from Raleigh and Charlotte N.C. will extend the reach and depth of reporting despite overall staff reductions, and similarly innovative plans tailored to specific regions and newspapers are in play across the company. Shared editing and design duties enabled by upgraded technology also will be introduced.

Gary Pruitt, McClatchy’s Chairman and CEO, said, “Our board reviewed our dividend policy today and determined it was prudent to reduce the dividend, providing more free cash flow to reduce debt. We believe this action is in the best interest of our equity and debt investors.”

Mr. Pruitt noted that, “It is painful to announce these staff reductions, but the continued restructuring of our company is necessary given the relentless economic downturn and its impact on our business. But it is also part of a strategic vision of becoming a hybrid print and online media company. McClatchy is committed to remaining a healthy, profitable company positioned to meet current challenges. We are  also taking full advantage of opportunities for growth as a digital company as we restructure to support our mission of delivering high quality news and information in whatever medium our readers want to receive it.”

McClatchy said the company would work to ensure a smooth transition during the downsizing, providing severance payments and benefit continuation to affected employees. "We understand how difficult these separation programs and decisions are for all employees – those leaving as well as those who will continue working with us.  We are committed to notifying affected employees quickly and treating them with the respect they deserve, while refocusing the working environment and reaffirming the value we place on our colleagues who will help us through these turbulent times," said Heather Fagundes, the vice president for human resources at the company.

About McClatchy:

The McClatchy Company is the third largest newspaper company in the United States, with 30 daily newspapers, approximately 50 non-dailies, and direct marketing and direct mail operations. McClatchy also operates leading local websites in each of its markets which extend its audience reach. The websites offer users comprehensive news and information, advertising, e-commerce and other services. Together with its newspapers and direct marketing products, these interactive operations make McClatchy the leading local media company in each of its premium high growth markets. McClatchy-owned newspapers include The Miami Herald, The Sacramento Bee, the Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer, and The (Raleigh) News & Observer.

McClatchy also owns a portfolio of premium digital assets, including 14.4% of CareerBuilder, the nation's largest online job site, and 25.6% of Classified Ventures, a newspaper industry partnership that offers two of the nation's premier classified websites: the auto website, cars.com, and the rental site, apartments.com. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward-looking statements.  There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including:  the duration and depth of an economic recession in markets where McClatchy operates its newspapers may reduce its income and cash flow greater than expected; McClatchy may not consummate contemplated transactions which may enable debt reduction on anticipated terms or at all; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; McClatchy’s expense and income levels could be adversely affected by changes in the cost of newsprint and McClatchy’s operations could be negatively affected by any deterioration in its labor relations, as well as the other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 30, 2007, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

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